EXHIBIT 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements Form S-8 No. 333-81917 and Form S-8 No. 333-34553 of our report dated June 4, 2002, with respect to the consolidated financial statements of Smithfield Foods, Inc. and subsidiaries included in the Annual Report (Form 10-K) for the year ended April 28, 2002.

/s/  Ernst & Young LLP

Richmond, Virginia
July 25, 2002